Exhibit 10.3

IMMUNICON CORPORATION

2006 COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS

Effective January 1, 2006, the equity compensation of Immunicon’s non-employee directors is as follows:

•	Upon election to the Board, a new director will receive an option to purchase 25,000 shares of the common stock of Immunicon.

•	Each director will receive an annual option to purchase 15,000 shares of the common stock of Immunicon.

•	Each director who chairs a committee of the Board will receive an annual option to purchase 4,000 shares of the common stock of Immunicon.

Effective January 1, 2006, the cash compensation of Immunicon’s non-employee directors is as follows:

•	$15,000 annual cash retainer for each director.

•	$10,000 annual cash retainer for the Audit and Compliance Committee chair.

•	$5,000 annual cash retainer for the Compensation Committee chair.

•	$5,000 annual cash retainer for the Nominating and Governance Committee chair.

•	$2,500 meeting fee for each director for each meeting of the Board attended in person.

•	$750 meeting fee for each director for each meeting of the Board attended via conference telephone.

•	$750 meeting fee for each committee member for each meeting of a committee of the Board attended in person.

•	$750 meeting fee for each committee member for each meeting of a committee of the Board attended via conference telephone.

Effective January 1, 2006, a non-executive chairperson of the Board will receive a $50,000 annual cash retainer and an annual option to purchase 20,000 shares of the common stock of Immunicon vesting annually over two years (such chairperson will receive no other compensation for service on the Board or any of the committees of the Board).